Exhibit 10.18

LOAN AND SECURITY AGREEMENT

by and between

OMNIVISION TECHNOLOGIES, INC.

a Delaware corporation

and

CITIBANK, N.A., a national banking association

Dated as of March 16, 2007

Loan and Security Agreement

Borrower:	OmniVision Technologies, Inc.,
a Delaware corporation

Address:	1341 Orleans Drive
Sunnyvale, California 94089
Attention: General Counsel

Date:                    March 16, 2007

THIS LOAN AND SECURITY AGREEMENT (“Agreement”) is entered into as of the above date between Citibank N.A., a national banking association (“Lender”), with offices at 201 West Lexington Drive, 6th Floor, Glendale, California 91203, and the borrower named above (“Borrower”), whose chief executive office is located at the above address (“Borrower’s Address”).

1.                         DEFINITIONS AND INTERPRETATIONS

1.1                               Definitions. As used in this Agreement, the following terms have the following meanings:

“Additional Costs” has the meaning set forth in Section 3.3(a).

“Borrower” has the meaning set forth in the introduction to this Agreement.

“Borrower’s Address” has the meaning set forth in the introduction to this Agreement.

“Business Day” means (i) a day on which Lender is open for business in the State of California, and (ii) a day on which banks are open for dealings in dollar deposits in the London interbank market.

“Change of Control” shall be deemed to have occurred at such time as a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) (other than the current holders of the ownership interests in any Borrower) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, as a result of any single transaction, of more than fifty percent (50%) of the total voting power of all classes of stock or other ownership interests then outstanding of any Borrower normally entitled to vote in the election of directors or analogous governing body.

“Conversion Date” means September 30, 2008 or such earlier date as elected by Borrower in writing on at least five (5) Business Days’ notice to Lender.

“Default” means any event which, with notice or passage of time or both, would constitute an Event of Default.

“Dollars or $” means United States dollars.

“EBITDA” means, in any fiscal period, Borrower’s consolidated net income or net loss as determined by Lender, plus (i) the amount of all interest expense, income tax expense, depreciation expense and amortization expense of Borrower for such period, [on a consolidated basis], and plus or minus (as the case may be) (ii) any other non-cash charges which have been added or subtracted (including non-cash stock options), as the case may be, in calculating Borrower’s consolidated net income for such period.

“Event of Default” means any of the events set forth in Section 9.1.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Indebtedness” of any Person shall mean, without duplication, (a) all items which, in accordance with GAAP, would be included in determining total liabilities as shown on the liability side of the balance sheet of such Person as of the date as of which Indebtedness is to be determined, including any lease which, in accordance with GAAP would constitute Indebtedness, (b) all indebtedness secured by any mortgage, pledge, security, Lien or conditional sale or other title retention agreement to which any property or asset owned or held by such Person is subject, whether or not the indebtedness secured thereby shall have been assumed, (c) all indebtedness of others which such Person has directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), discounted or sold with recourse or agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire, or in respect of which such Person has agreed to supply or advance funds (whether by way of loan, stock, equity or other ownership interest purchase, capital contribution or otherwise) or otherwise to become directly or indirectly liable.

“Interest Expense” shall mean, for any period, total interest expense (including attributable to capital leases in accordance with GAAP) fees with respect to all outstanding indebtedness including capitalized interest but excluding commissions, discounts and other fees owed with respect to letters of credit and bankers’ acceptance financing and net costs under Interest Rate Agreements.

“Interest Period” means for (a) for the first Interest Period hereunder, from the date of initial funding of either of the Loans through and including March 31, 2007, and (b) for each Interest Period thereafter commencing April 1, 2007, one calendar month (i.e., periods ending on the last day of each calendar year).

“Interest Rate Agreement” means any interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to hedge the position with respect to interest rates.

“Interest Rate Swap Agreement (Long Form Trade Confirmation)” means an Interest Rate Agreement (Long Form Trade Confirmation) with Lender or another party designated by Borrower that will swap the interest rate hereunder for a fixed interest rate, which agreement must be in form and substance acceptable to Lender.

“Lender” has the meaning set forth in the introduction to this Agreement.

“LIBOR Base Rate (Term Loan)” means the rate per annum for United States dollar deposits quoted by Lender in accordance with its customary procedures and utilizing such electronic or other quotation sources as it considers appropriate in its sole discretion as the London interbank offered rate for a period of thirty (30), sixty (60) or ninety (90) days with the understanding that such rate is quoted by Lender for the purpose of calculating effective rates of interest for the loans making reference thereto. Borrower may designate in writing the election of whether the period shall be thirty (30), sixty (60) or ninety (90) days, but such period may only change on the first day of each month (and Borrower must have provided at least five Business Days advance written request for any change); provided, however, that such period shall be thirty (30) days from and after the Conversion Date. The LIBOR Base Rate (Term Loan) shall be adjusted on the first day of each Interest Period based on the LIBOR Base Rate (Term Loan) on the applicable LIBOR Determination Date.

“LIBOR Base Rate (Mortgage Loan)” means the rate per annum for United States dollar deposits quoted by Lender in accordance with its customary procedures and utilizing such electronic or other quotation sources as it considers appropriate in its sole discretion as the London interbank offered rate for a period of thirty (30) days, with the understanding that such rate is quoted by Lender for the purpose of calculating effective rates of interest for the loans making reference thereto. The LIBOR Base Rate (Mortgage Loan) shall be adjusted on the first day of each Interest Period based on the LIBOR Base Rate (Mortgage Loan) on the applicable LIBOR Determination Date.

“LIBOR Determination Date” means, with respect to each Interest Period, the date that is two (2) Business Days prior to the first day upon which such Interest Period commences; provided, however, that in connection with a securitization of the Loan, Lender may, upon prior written notice to Borrower, change the LIBOR Determination Date to a date selected by Lender in its sole discretion (whereupon such newly selected LIBOR Determination Date shall thereafter be effective) and, if requested by Lender, Borrower shall promptly execute an amendment to this Loan Agreement to evidence such change.

“LIBOR Rate (Term Loan)” means, for each Interest Period, the rate per annum (rounded upwards, if necessary, to the next 1/16%) determined by Lender as the sum of (a) the quotient of (i) the LIBOR Base Rate (Term Loan) for such Interest Period, divided by (ii) 100% minus the Reserve Percentage, plus (b) one and one-quarter percent (1.25%). The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

“LIBOR Rate (Mortgage Loan)” means, for each Interest Period, the rate per annum (rounded upwards, if necessary, to the next 1/16%) determined by Lender as the sum of (a) the quotient of (i) the LIBOR Base Rate (Mortgage Loan) for such Interest Period, divided by (ii) 100% minus the Reserve Percentage, plus (b) nine-tenths percent (0.90%). The LIBOR Rate (Mortgage Loan) shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

“Loan Account” has the meaning provided to such term in Section 2.2 hereof.

“Loan Borrowing Certificate” means an irrevocable request from Borrower to Lender, in the form set forth on Exhibit “A” attached hereto, duly executed by Borrower, specifying the date an advance under the Term Loan is to be made (which shall be a Business Day.

“Loan Documents” means this Agreement, the agreements and documents listed in Section 6.1, and any other agreement, instrument or document executed in connection herewith or therewith.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, condition (financial or otherwise) or results of operations of Borrower of any of the obligations secured by the Deed of Trust (as defined below), (ii) the ability of Borrower to perform its obligations under this Agreement (including, without limitation, repayment of the Loans and all amounts secured by the Deed of Trust as they come due), or (iii) the validity or enforceability of this Agreement or any other agreement or document entered into by any party in connection herewith, or the rights or remedies of Lender hereunder or thereunder.

“Maturity Date (Term Loan)” means September 30, 2012 or such earlier date as the Term Loan is accelerated by Lender.

“Maturity Date (Mortgage Loan)” means March 31, 2017 or such earlier date as the Mortgage Loan is accelerated by Lender.

“Net Income” means the net income (or loss) determined in conformity with GAAP, provided that there shall be excluded (i) the income (or loss) of any Person in which any other Person (other than Borrower) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to a Borrower by such Person, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Borrower or is merged into or consolidated with a Borrower or that Person’s assets are acquired by a Borrower, (iii) the income of any subsidiary of Borrower to the extent that the declaration or payment of dividends or similar distributions of that income by that subsidiary is not at the time permitted by operation of the terms of the charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that subsidiary, (iv) compensation expense resulting from the issuance of capital stock, stock options or stock appreciation rights issued to former or current employees, including officers, of a Borrower, or the exercise of such options or rights, in each case to the extent the obligation (if any) associated therewith is not expected to be settled by the payment of cash by a Borrower or any affiliate thereof, and (v) compensation expense resulting from the repurchase of capital stock, options and rights described in clause (iv) of this definition of Net Income.

“Obligations” means all present and future advances, debts, liabilities, obligations, guaranties, covenants, duties and indebtedness at any time owing by Borrower to Lender, whether evidenced by this Agreement or any note or other instrument or document, whether arising from an extension of credit, opening of a letter of credit, banker’s acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect (including, without limitation, those acquired by assignment and any participation by Lender in Borrower’s debts owing to others), absolute or contingent, due or to become due, including, without limitation, all interest, charges, expenses, fees, attorneys’ fees (including attorneys’ fees and expenses incurred in bankruptcy), expert witness fees and expenses, fees and expenses of consultants, audit fees, letter of credit fees, collateral monitoring fees, closing fees, facility fees, termination fees, and any other sums chargeable to Borrower under this Agreement or under any other present or future instrument or agreement between Borrower and Lender, including under any Interest Rate Agreement.

“Permitted Liens” means the following:

(a)                       purchase money security interests in specific items of equipment that are not fixtures to the Property;

(b)                      leases of specific items of equipment that are not fixtures to the Property;

(c)                       liens for taxes not yet payable;

(d)                      security interests being terminated substantially concurrently with this Agreement;

(e)                       liens of materialmen, mechanics, warehousemen, carriers, or other similar liens arising in the ordinary course of business and securing obligations which are not delinquent;

(f)                         liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by liens of the type described above in clauses (a) or (b) above, provided that any extension, renewal or replacement lien is limited to the property encumbered by the existing lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase; or

(g)                      liens in favor of customs and revenue authorities which secure payment of customs duties in connection with the importation of goods.

“Person” means any individual, sole proprietorship, general partnership, limited partnership, limited liability partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, government, or any agency or political division thereof, or any other entity.

“Property” shall have the meaning provided in the Deed of Trust.

“Regulatory Change” means, with respect to Lender, any change on or after the date of this Agreement in United States federal, state or foreign laws or regulations, including Regulation D, or the adoption or making on or after such date of any interpretations, directives or requests applying to a class of lenders including Lender of or under any United States federal or state, or any foreign, laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

“Reserve Percentage” means, on any day, the maximum percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor governmental authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of Lender, but so long as Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) at fair valuations, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair salable value of the properties and assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business.

“Subordinated Debt” shall mean any Indebtedness and liabilities of Borrower which have been subordinated by written agreement to Indebtedness owed by Borrower to Lender in a form and substance acceptable to Lender.

“Tangible Net Worth” means, as of the date of determination, all of Borrower’s assets, plus Subordinated Debt (excluding all assets of a Person that would be treated as intangible assets on such Person’s balance sheet prepared in accordance with GAAP, i.e., goodwill, patents, trademarks, trade names, copyrights, franchises, formulas, leasehold interests, leasehold improvements, non-compete agreements, engineering plans, deferred tax benefits, organization costs, prepaid items and monies due Affiliates, employees and officers), less Total Debt.

“Total Debt” shall mean the total of all items of Indebtedness, obligations or liability as shown on a consolidated balance sheet of Borrower as of the date as of which Total Debt is to be determined, excluding, however, Subordinated Debt.

1.2                       Accounting Terms and Determinations Unless otherwise specified herein, all accounting terms used in this Agreement, unless otherwise indicated, shall have the meanings given to such terms in accordance with GAAP. In addition, unless otherwise specified herein all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP.

1.3                       Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular and references to the singular include the plural; references to any gender include any other gender; the part includes the whole; the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”. The words, “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, clause, exhibit and schedule references are to this Agreement, unless otherwise specified. Any reference in this Agreement or any of the Loan Documents to this Agreement or any of the Loan Documents includes any and all permitted alterations, amendments, changes, extensions, modifications, renewals, or supplements thereto or thereof, as applicable.

1.4                       Exhibits and Schedules. All of the exhibits and schedules attached hereto shall be deemed incorporated herein by reference.

1.5                       No Presumption Against Any Party. Neither this Agreement, any of the Loan Documents, any other documents, agreement, or instrument entered into in connection herewith, nor any uncertainty or ambiguity herein or therein shall be construed or resolved using any presumption against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement, the Loan Documents, and the other documents, instruments, and agreements entered into in connection herewith have been reviewed by each of the parties and their counsel and shall be construed and interpreted according to the ordinary meanings of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

1.6                       Independence of Provisions. All agreements and covenants hereunder, under the Loan Documents and the other documents, instruments, and agreements entered into in connection herewith shall be given independent effect such that if a particular action or condition is prohibited by the terms of any such agreement or covenant, the fact that such action or condition would be permitted within the limitations of another agreement or covenant shall not be construed as allowing such action to be taken or condition to exist.

2.                                      CREDIT FACILITIES

2.1                       Loans.

(a)                                  Mortgage Loan. Lender will make a loan to Borrower (the “Mortgage Loan”) in an amount not to exceed Twenty-Seven Million Nine Hundred Twenty-Seven Thousand Forty-Five and No/100 Dollars ($27,927,045.00) on the terms and conditions contained herein. The Mortgage Loan shall be made in one advance. Borrower may not reborrow any amounts advanced under the Mortgage Loan.

(b)                                 Term Loan. Provided no Default or Event of Default has occurred and is continuing, Lender will make additional advances to Borrower (collectively, the “Term Loan”; the Term Loan together with the Mortgage Loan may be referred to herein, collectively, as the “Loans”) from time to time from the date hereof to and including the Conversion Date in minimum advances of One Million Dollars ($1,000,000) for the first advance and Two Hundred Fifty Thousand Dollars ($250,000) for subsequent advances in a total aggregate amount not to exceed Twelve Million Dollars ($12,000,000). Borrower may not reborrow any amounts advanced under the Term Loan.

2.2                       Loan Account. Lender shall maintain on its books a record of account (“Loan Account”) in which Lender shall make entries for each of the Loans and such other debits and credits as shall be appropriate in connection with the credit facility set forth in this Agreement. Each of the Loans made by Lender shall be deposited in Borrower’s account number DDA #600956767 at Lender, or such other account with Lender as designated in writing by Borrower.

3.                                      TERMS OF PAYMENT

3.1                       Interest.

(a)                                  Mortgage Loan. The outstanding principal balance of the Mortgage Loan shall accrue interest at the LIBOR Rate (Mortgage Loan).

(b)                                 Term Loan. The outstanding principal balance of the Term Loan shall accrue interest at the LIBOR Rate (Term Loan). Borrower shall request additional advances from the Term Loan by delivering to Lender a Loan Borrowing Certificate with respect thereto. The Loan Borrowing Certificate shall be received by Lender no later than 11:00 a.m. (California time) at least two (2) Business Days prior to the Business Day such advance shall occur. Any Loan Borrowing Certificate received by Lender after 11:00 a.m. (California time) shall not be considered by Lender until the next Business Day.

3.2                       Payments.

(a)                                  Mortgage Loan.

(i)                            Commencing with the date of the initial disbursement of funds through the end of the calendar month in which such disbursement occurs, interest only shall be payable in advance on the Mortgage Loan at the LIBOR Rate (Mortgage Loan). Interest for such partial month shall be computed on the basis of a 360-day year and shall be equal to the sum of a per diem interest charge (for each day the principal balance hereof is outstanding during such partial month) equal to the product of (a) 1/360 and (b) the Contract Rate and (c) the outstanding principal balance hereunder for the day in question.

(ii)                               Commencing on May 1, 2007, and continuing on the first day of each calendar month thereafter, Borrower shall make monthly payments to Lender of principal and interest (in arrears) in an amount necessary to fully amortize the Mortgage Loan over an amortization period ending on April 30, 2032.

(iii)                            The entire balance of principal and accrued interest and other amounts then outstanding on the Mortgage Loan are due and payable on the Maturity Date (Mortgage Loan). Borrower acknowledges that such balance will not equal the monthly payments specified in Section 3.2(a)(i) and Section 3.2(a)(ii).

(b)                            Term Loan.

(i)                                  Commencing on April 1, 2007, and continuing on the first day of each calendar month thereafter, Borrower shall make monthly payments to Lender of all accrued interest under the Term Loan.

(ii)                               Commencing on the Conversion Date if such date is the first date of a calendar month and otherwise on the first date of the next calendar month, and continuing on the first day of each calendar month thereafter, in addition to interest payable under the Term Loan, the Term Loan will be repayable in forty-eight (48) additional equal monthly installments of principal, in an amount sufficient to cause the Term Loan to be repaid on the Maturity Date (Term Loan).

(iii)                            Unless otherwise repaid, the entire balance of principal and accrued interest and other amounts then outstanding on the Term Loan are due and payable on the Maturity Date (Term Loan). Borrower acknowledges that such balance may not equal the regular monthly payment specified in Section 3.2(b)(i) and Section 3.2(b)(ii).

(c)                                  Deduction of Amounts Payable. Borrower agrees that interest and principal payments, and any fees, will be deducted automatically on the due date from Borrower’s account with Lender, account number DDA #600956767 or such other of the Borrower’s accounts with Lender as designated in writing by the Borrower. Borrower will maintain sufficient funds in the account on the dates the Lender enters debits authorized by the ACH (as defined below).

3.3                       Additional Costs and Other Terms.

(a)                                  Borrower shall pay to Lender, upon demand by Lender, from time to time such amounts as Lender may determine to be necessary to compensate it for any costs incurred by Lender that Lender determines are attributable to its making or maintaining of any amount receivable by Lender hereunder in respect of the Mortgage Loan or Term Loan relating thereto (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), in each case resulting from any Regulatory Change which:

(i)                                  changes the basis of taxation of any amounts payable to Lender under this Agreement with respect of the Mortgage Loan or Term Loan (other than changes which affect taxes measured by or imposed on the overall net income of Lender by the jurisdiction in which Lender has its principal office); or

(ii)                               imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of Lender (including the Mortgage Loan or Term Loan or any deposits referred to in the definition of “LIBOR Base Rate (Mortgage Loan)” or “LIBOR Base Rate (Term Loan); or

(iii)                            imposes any other condition affecting the Mortgage Loan or Term Loan.

Lender will notify Borrower of any event occurring after the date of this Agreement which will entitle Lender to compensation pursuant to this Section as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Lender will furnish Borrower with a statement setting forth the basis and amount of each request by Lender for compensation under this Section 3.3. Determinations and allocations by Lender for purposes of this Section 3.3 of the effect of any Regulatory Change on its costs of maintaining its obligations to make the Mortgage Loan or Term Loan or of making or maintaining the Mortgage Loan or Term Loan or on amounts receivable by it in respect of the Mortgage Loan or Term Loan, and of the additional amounts required to compensate Lender in respect of any Additional Costs, shall be conclusive absent manifest error.

(b)                                 If Borrower requests additional advances, in addition to all other amounts payable hereunder, Borrower shall pay to Lender, upon the request of Lender, such amount or amounts as shall be sufficient (in the sole good faith opinion of such Lender) to compensate it for any loss, costs or expense incurred by it as a result of any failure by Borrower to borrow any amounts on the date for such borrowing specified in the relevant notice of borrowing hereunder; provided, however, that Lender acknowledges that there is no unused line fee in connection with the Mortgage Loan or the Term Loan.

(c)                                  If Lender shall determine that the adoption or implementation of any applicable law, rule, regulation or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender in any respect, with any directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of Lender or any person or entity controlling Lender (a “Parent”) as a consequence of its obligations hereunder to a level below that which Lender (or its Parent) could have achieved but for such adoption, change or compliance (taking into consideration its policies with respect to capital adequacy) by an amount deemed by Lender to be material, then from time to time, within fifteen (15) days after demand by Lender, Borrower shall pay to Lender such additional amount or amounts as will compensate Lender for such reduction. A statement of Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive, absent manifest error.

(d)                                 If at any time Lender, in its sole and absolute discretion, determines that either the LIBOR Rate (Mortgage Loan) or LIBOR Rate (Term Loan) does not accurately reflect the cost to Lender of lending the Loan, then Lender shall promptly give notice thereof to Borrower, and upon the giving of such notice, Lender’s obligation to make additional advances the Loans shall terminate, unless Lender and Borrower agree in writing to a different interest rate applicable to Loans. If it shall become unlawful for Lender to continue to fund or maintain any Loans, or to perform its obligations hereunder, upon demand by Lender, Borrower shall prepay the Loans in full with accrued interest thereon and all other amounts payable by Borrower hereunder (including, without limitation, any amount payable in connection with such prepayment pursuant to Section 4.3).

4.                                      PAYMENT OF OBLIGATIONS

4.1                       Maturity Date. On the Maturity Date, Borrower shall pay and perform in full all outstanding Loans and Obligations, whether for principal, interest, costs, fees or otherwise, and whether or not all or any part of such Loans and Obligations are otherwise then due and payable. Such payment of the outstanding Obligations shall be withdrawn from Borrower’s Loan Account, or such other account with Lender as designated in writing by Borrower.

4.2                       Default Rate of Interest. Upon the occurrence and during the continuation of an Event of Default, the rate(s) of interest that would otherwise be applicable at such time with respect to each of the Loans shall be increased by five (5) percentage points (the “Past Due Rate”). In addition, any amount not paid within ten (10) days when due hereunder shall include a past due charge equal to the greater of (a) five percent (5%) of such delinquent amount and (b) Fifty Dollars ($50) (but in no event more than the maximum amount allowed by law) (the “Past Due Charge”). In addition, Borrower shall pay a fee to Lender equal to Twenty Dollars ($20) if Borrower makes any payment hereunder the check or pre-authorized charge with which Borrower pays is later dishonored.

4.3                       Early Payment. If for any reason (including voluntary or mandatory prepayment or acceleration), Lender receives all or part of the principal amount of any of the Loans prior to the last day of the then applicable Interest Period, Borrower shall, on demand by Lender, pay Lender the amount (if any) by which (i) the additional interest which would have been payable on the amount so received had it not been received until the last day of such Interest Period exceeds (ii) the interest which would have been recoverable by Lender by placing the amount so received on deposit in the certificate of deposit markets or the offshore currency interbank markets or United States Treasury investment products, as the case may be, for a period starting on the date on which it was so received and ending on the last day of such Interest Period at the interest rate determined by Lender in its reasonable discretion. Lender’s determination as to such amount shall be conclusive absent manifest error.

4.4                       Prepayment. So long as no Default or Event of Default exists, Borrower shall have the privilege to prepay the principal of the Mortgage Loan and/or the Term Loan (in whole only but not in part) upon and subject to the following terms and conditions:

(a)                                  Concurrently with such prepayment, Borrower shall pay all accrued and unpaid interest under the applicable Loan (whether or not then due), all other amounts then due under this Loan Agreement, the applicable Note and the Deed of Trust.

(b)                                 Any prepayment shall be made only after not less than forty-five (45) days’ advance written notice to Lender, which notice in each instance shall specify Borrower’s election to make such prepayment and the amount of the same and the date of repayment; provided, however, that such advance written notice period shall be not less than five (5) Business Days (rather than not less than forty-five (45) days) for prepayments, if any, required by Lender pursuant to Section 3.3(a)-(d) hereof or for prepayments if made by Borrower within thirty (30) days of notice by Lender of the imposition of any additional charges under such sections.

(c)                                  Included within payment shall be any breakage fees, if any, in connection with any Interest Rate Agreement (but such amounts shall only be payable if required under the Interest Rate Agreement and, then, only on the terms and conditions provided therein).

5.                                      SECURITY INTEREST. The Loan and all obligations hereunder shall be secured by that certain Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing, dated as of the date hereof (the “Deed of Trust”) and that certain Stock Pledge Agreement dated as of even date herewith (the “Stock Pledge Agreement”).

6.                                      CONDITIONS PRECEDENT. The obligation of Lender to make the Loans is subject to the satisfaction, in the sole discretion of Lender, at or prior to the first advance of funds hereunder, of each, every and all of the following conditions:

6.1                       Documents and Agreements. Borrower shall deliver to Lender the following documents, in form and substance satisfactory to Lender in its sole and absolute discretion: this Agreement; and

(a)                                  the Deed of Trust;

(b)                                 an Environmental Indemnity by Borrower in favor of Lender;

(c)                                  a Promissory Note by Borrower evidencing the Mortgage Loan and the Term Loan made hereunder (each, a “Note”);

(d)                                 the Authorization Agreement for Pre-Authorized Payments (Debits) (the “ACH”);

(e)                                  the Stock Pledge Agreement;

(f)                                    Interest Rate Swap Agreement (Long Form Trade Confirmation);

(g)                                 Authorized Signatories and MIFT Agreement; and

(h)                                 Alternative Dispute Resolution Agreement.

6.2                       Organizational Documents. Lender shall have received copies of Borrower’s articles certificate of incorporation and all amendments thereto, and a certificate of good standing, each certified by the Secretary of State of the state of Borrower’s organization, and dated a recent date prior to the date of the initial funding of the Loan. Lender shall have received evidence as to the due authorization, execution and delivery of this Agreement and the other documents contemplated hereby, and the transactions contemplated hereunder.

6.3                       Certified Resolutions. Lender shall have received copies of Borrower’s By-laws and all amendments thereto, and Lender shall have received copies of the resolutions of the board of directors of Borrower, authorizing the execution and delivery of this Agreement and the other documents contemplated hereby, and authorizing the transactions contemplated hereunder and thereunder, and authorizing specific officers of Borrower to execute the same on behalf of Borrower, in each case certified by the Secretary or other acceptable officer of Borrower as of the Closing Date.

6.4                       Due Diligence. Lender shall have completed its due diligence with respect to Borrower and the Property.

6.5                       Other Documents and Agreements. Lender shall have received such other agreements, instruments and documents as Lender may require in connection with the transactions contemplated hereby, all in form and substance satisfactory to Lender in Lender’s sole and absolute discretion (including a title insurance policy in form, with such endorsements and such exceptions as are acceptable to Lender).

6.6                       Opinion of Borrower’s Counsel. Lender shall have received an opinion of Borrower’s counsel, in form and substance satisfactory to Lender in its sole and absolute discretion.

6.7                       Default. No Default or Event of Default shall exist hereunder.

6.8                       Commitment Fee. Borrower shall have paid to Lender a nonrefundable commitment fee in the amount of forty-one hundreths percent (.40%) of the maximum possible amount that may be advanced under the Mortgage Loan and the Term Loan.

7.                                      REPRESENTATIONS, WARRANTIES AND COVENANTS OF BORROWER. In order to induce Lender to enter into this Agreement and to make the Loan, Borrower represents and warrants to Lender as follows, and Borrower covenants that the following representations will continue to be true, and that Borrower will at all times comply with all of the following covenants:

7.1                       State of Organization, Existence and Authority. Borrower is and will continue to be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization which is accurately set forth in the heading to this Agreement. Borrower is and will continue to be qualified and licensed to do business in all jurisdictions in which any failure to do so would have a Material Adverse Effect. The execution, delivery and performance by Borrower of this Agreement, and all other documents contemplated hereby (a) have been duly and validly authorized, (b) are enforceable against Borrower in accordance with their terms (except as enforcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors’ rights generally), and (c) do not violate Borrower’s operating agreement, or any law or any material agreement or instrument which is binding upon Borrower or the Property, and (d) do not constitute grounds for acceleration of any material indebtedness or obligation under any material agreement or instrument that is binding upon Borrower or the Property.

7.2                       Validity of Loan Documents. The execution, delivery and performance by Borrower of the Loan Documents: (1) are duly authorized and do not require the consent or approval of any other party or governmental authority which has not been obtained; and (2) will not violate any law of the United States, including federal state or local laws (and to Borrower’s knowledge any foreign laws) or result in the imposition of any lien, charge or encumbrance upon the assets of any such party, except as contemplated by the Loan Documents. The Loan Documents constitute the legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, or similar laws generally affecting the enforcement of creditors’ rights.

7.3                       Name; Trade Names and Styles. The name of Borrower set forth in the heading to this Agreement is its correct name. Borrower has complied, and will in the future comply, with all laws relating to the conduct of business under a fictitious business name.

7.4                       Place of Business. Borrower’s Address set forth in the heading to this Agreement is the address and location of Borrower’s chief executive office.

7.5                       Books and Records. Borrower has maintained and will maintain at Borrower’s Address complete and accurate books and records, comprising an accounting system in accordance with GAAP.

7.6                       Financial Condition, Statements and Reports. All financial statements now or in the future delivered to Lender have been, and will be, prepared in conformity with GAAP (except, in the case of unaudited financial statements, for the absence of footnotes and subject to normal year-end adjustments) and now and in the future will fairly reflect the financial condition of Borrower, at the times and for the periods therein stated. Between the last date covered by any such statement provided to Lender and the date hereof, there has been no Material Adverse Effect. Borrower is now and will continue to be Solvent.

7.7                       Tax Returns and Payments; Pension Contributions. Borrower has timely filed, and will timely file, all tax returns and reports required by foreign, federal, state and local law, and Borrower and each Essential Additional Party has timely paid, and will timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions now or in the future owed by Borrower. Borrower may, however, defer payment of any contested taxes, provided that Borrower (a) in good faith contests Borrower’s obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, and (b) posts bonds or takes any other steps required to keep the contested taxes from becoming a lien upon any of the property of Borrower. As of the date hereof, Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid, and shall continue to pay all amounts necessary to fund all present and future pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not and will not withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any such plan which could result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

7.8                       Taxes and Assessments. To Borrower’s knowledge, the Property is comprised of one or more parcels, each of which constitutes a separate legal parcel and a separate tax lot and none of which constitutes a portion of any other tax lot. There are no pending or, to Borrower’s best knowledge, proposed, special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.

7.9                       Compliance with Law.

(a)                                  Borrower represents and warrants that any current noncompliance, if any, with any foreign, federal, state and local laws and regulations relating to Borrower (including, but not limited to, the Fair Labor Standards Act, and those relating to Borrower’s ownership of real or personal property, the conduct and licensing of Borrower’s business, and environmental matters), shall not have a Material Adverse Effect. Borrower agrees that Borrower shall comply, in all material respects, with all foreign, federal, state and local laws and regulations relating to Borrower or the Property, including, but not limited to, the Fair Labor Standards Act, and those relating to Borrower’s ownership of real or personal property, the conduct and licensing of Borrower’s business, and environmental matters.

(b)                                 To Borrower’s knowledge, Borrower has all requisite licenses, permits, franchises, qualifications, certificates of occupancy or other governmental authorizations to own, lease and operate the Property and carry on its business, the Property is in compliance with all applicable legal requirements and is free of structural defects, and all building systems contained therein are in good working order, subject to ordinary wear and tear. Borrower shall cause (i) Borrower to have all requisite licenses, permits, franchises, qualifications, certificates of occupancy or other governmental authorizations to own, lease and operate the Property and carry on its business, and (ii) the Property at all times to be in compliance with all applicable legal requirements and to be free of structural defects, and shall cause all building systems contained therein to be in good working order, subject to ordinary wear and tear. To Borrowers knowledge, the Property does not constitute, in whole or in part, a legally nonconforming use under applicable legal requirements;

(c)                                  To Borrower’s knowledge, no condemnation has been commenced or, is contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property; and

(d)                                 To Borrower’s knowledge, (i) the Property has adequate rights of access to public ways and is served by adequate water, sewer, sanitary sewer and storm drain facilities; (ii) all public utilities necessary or convenient to the full use and enjoyment of the Property are located in the public right-of-way abutting the Property, and all such utilities are connected so as to serve the Property without passing over other property, except to the extent such other property is subject to a perpetual easement for such utility benefiting the Property; and (iii) all roads necessary for the full utilization of the Property for its current purpose have been completed and dedicated to public use and accepted by all governmental authorities. Borrower shall cause (i) the Property to have adequate rights of access to public ways and is served by adequate water, sewer, sanitary sewer and storm drain facilities; (ii) all public utilities necessary or convenient to the full use and enjoyment of the Property to be located in the public right-of-way abutting the Property, and all such utilities to be connected so as to serve the Property without passing over other property, except to the extent such other property is subject to a perpetual easement for such utility benefiting the Property; and (iii) all roads necessary for the full utilization of the Property for its current purpose to be completed and dedicated to public use and accepted by all governmental authorities.

7.10                Liabilities; Litigation.

(a)                                  There is no claim, suit, litigation, proceeding or investigation pending, or to the best of Borrower’s knowledge, threatened by or against or affecting Borrower in any court or before any governmental agency (or any basis therefore known to Borrower) which may result, either separately or in the aggregate, in a Material Adverse Effect. Borrower will promptly inform Lender in writing of any proceeding, litigation or investigation in the future or instituted by or against Borrower involving any single claim of $10,000,000 or more, or involving $25,000,000 or more in the aggregate.

(b)                                 Borrower is not contemplating either the filing of a petition by it under state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against it.

7.11                Use of Proceeds. All proceeds of the Mortgage Loan or Term Loan shall be used solely for lawful business purposes.

8.                                      ADDITIONAL DUTIES OF THE BORROWER

8.1                       Insurance. Borrower shall, at all times insure all of the property of Borrower as required in the Deed of Trust.

8.2                       Reports. Borrower shall cause to be delivered to Lender copies of the following reports:

(a)                                  Annual Form 10K Report of Borrower (and its subsidiaries on a consolidated basis), which will be delivered within ninety (90) days of fiscal year end of Borrower;

(b)                                 Quarterly Form 10Q Report of Borrower (and its subsidiaries on a consolidated basis), which will be delivered within forty-five (45) days after the end of each calendar quarter;

(c)                                  Covenant Compliance Certificate in the form of Exhibit “B” hereto, which will be delivered within forty-five days after the end of each calendar quarter;

(d)                                 Covenant Compliance Certificate in the form of Exhibit “C” hereto, which will be delivered within ninety (90) days after the end of each calendar year;

(e)                                  Annual company-prepared consolidating balance sheet and consolidating income statement showing key entities of the Borrower (as a minimum, needs to show OmniVision International Holdings Ltd. and OmniVision Technologies (Hong Kong) Company Limited); and

(f)                                    Quarterly company-prepared consolidating balance sheet and consolidating income statement showing key entities of the Borrower (as a minimum, needs to show OmniVision International Holdings Ltd. and OmniVision Technologies (Hong Kong) Company Limited).

The financial and operating statements shall be prepared in accordance with GAAP, and shall be certified as correct by Borrower. Borrower shall keep books and records of account of all income and expenses of the Property and of its own financial affairs sufficient to permit the preparation of the financial and operating statements in accordance with the standards herein contained. Lender and its designated agents and representatives shall have the absolute right at all times upon reasonable prior notice to Borrower (unless an Event of Default exists) to examine, copy, and audit any such books and records. Borrower shall also furnish to Lender promptly upon request such documents and instruments as Lender may request in order to verify the accuracy of any of the information contained in any statement submitted hereunder. All books and records pertaining to the income, expenses, management or operation of the Property shall be kept at the Property unless otherwise approved by Lender; and all books and records pertaining to Borrower’s financial condition shall be kept at Borrower’s principal place of business or the office of Borrower’s accountants.

8.3                       Negative Covenants. Borrower shall not, without Lender’s prior written consent, which shall not be unreasonably withheld, do any of the following:

(a)                                  Except in cases involving one or more Affiliates of the Borrower, merge or consolidate with another entity, except in a transaction in which (i) the owners of Borrower hold at least fifty percent (50%) of the ownership interest in the surviving entity immediately after such merger or consolidation, and (ii) Borrower is the surviving entity;

(b)                                 [omitted];

(c)                                  sell, lease (except as expressly permitted by this Agreement or by any other of the Loan Documents) or license the Property or grant any other security interest in any of the property of Borrower other than for Permitted Liens (provided, however, that in no event may the aggregate amount outstanding under Permitted Liens exceed Fifty Million Dollars ($50,000,000));

(d)                                 make any change in Borrower’s capital structure which would have a Material Adverse Effect;

(e)                                  dissolve or elect to dissolve;

(f)                                    change the state of its organization; or

(g)                                 change its legal name without advance notice to Lender.

Transactions permitted by the foregoing provisions of this Section are only permitted if no Default or Event of Default is continuing or would occur as a result of such transaction.

8.4                       Litigation Cooperation.  Should any third-party suit or proceeding be instituted by or against Lender with respect to the Property or relating to Borrower, Borrower shall, without expense to Lender, make available Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Lender may deem them reasonably necessary in order to prosecute or defend any such suit or proceeding.

8.5                       Further Assurances. Borrower agrees, at its expense, on request by Lender, to execute all documents and take all actions, as Lender, may deem reasonably necessary or useful in order to fully consummate the transactions contemplated by this Agreement.

9.                                      EVENTS OF DEFAULT AND REMEDIES

9.1                       Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement, and Borrower shall give Lender immediate written notice thereof:

(a)                                  Any warranty, representation, statement, report or certificate made or delivered to Lender by Borrower or any of Borrower’s officers, employees or agents, now or in the future, shall be untrue or misleading and results in a Material Adverse Effect; or

(b)                                 Borrower shall fail to pay when due any amounts under the Loans or any interest thereon or any other monetary Obligation; or

(c)                                  Borrower shall breach any negative covenant set forth in Section 8.3 above; or

(d)                                 Borrower shall fail to comply with the financial covenants (if any) set forth in Section 10 or shall fail to perform any other non-monetary Obligation which by its nature cannot be cured; or

(e)                                  Borrower shall fail to perform any other non-monetary Obligation, which failure is not cured within five (5) Business Days after the date due or breaches any other terms under any of the other Obligations (including under any of the other Loan Documents) not otherwise mentioned in this definition of Event of Default and such failure is not cured within thirty (30) days after prior written notice thereof; or

(f)                                    Any levy, assessment, attachment, seizure, lien or encumbrance is made on all or any part of the Property which is not cured within ten (10) days after the occurrence of the same; or

(g)                                 any default or event of default occurs under any obligation secured by a Permitted Lien, which is not cured within any applicable cure period or waived in writing by the holder of the Permitted Lien; or

(h)                                 any default or event of default occurs under any unsecured obligation of Borrower in excess of One Million Dollars ($1,000,000);

(i)                                     Borrower breaches any material contract or obligation, which has or may reasonably be expected to have a Material Adverse Effect; or

(j)                                     Dissolution, termination of existence, insolvency or business failure of Borrower; or appointment of a receiver, trustee or custodian, for all or any part of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding by Borrower under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect; or

(k)                                  the commencement of any proceeding against Borrower under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect, which is (i) not timely controverted, or (ii) not cured by the dismissal thereof within thirty (30) days after the date commenced; or

(l)                                     revocation or termination of, or limitation or denial of liability upon, any guaranty of the Obligations or any attempt to do any of the foregoing, or commencement of proceedings by any guarantor of any of the Obligations under any bankruptcy or insolvency law; or

(m)                               revocation or termination of, or limitation or denial of liability upon, any pledge of any certificate of deposit, securities or other property or asset of any kind pledged by any third party to secure any or all of the Obligations, or any attempt to do any of the foregoing, or commencement of proceedings by or against any such third party under any bankruptcy or insolvency law; or

(n)                                 Borrower makes any payment on account of any indebtedness or obligation which has been subordinated to the Obligations, other than as permitted in the applicable subordination agreement, or if any Person who has subordinated such indebtedness or obligations terminates or in any way limits his subordination agreement; or

(o)                                 Borrower shall suffer or experience any Change of Control without Lender’s prior written consent, which consent shall be in the discretion of Lender in the exercise of its reasonable business judgment;

(p)                                 Borrower shall generally not pay its debts as they become due, or Borrower shall conceal, remove or transfer any part of its property, with intent to hinder, delay or defraud its creditors, or make or suffer any transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or

(q)                                 Borrower shall fail to comply with the terms and conditions of any Interest Rate Agreement with Lender or any other party (including the Interest Rate Swap Agreement (Long Form Trade Confirmation)) or shall amend, modify, or terminate any such agreement or waive any rights thereunder; or

(r)                                    Failure of Borrower to occupy the buildings located at 4275 and 4295 Burton Drive, Santa Clara, California; or

(s)                                  There shall be any Material Adverse Effect;

(t)                                    An “Event of Default” shall occur under that certain Stock Pledge Agreement of even date herewith by Borrower in favor of Lender; or

(u)                                 A breach occurs under Section 6.16.1 of the Deed of Trust.

Lender may cease making any advances or extending any credit hereunder during any of the above-specified cure periods.

9.2                       Remedies.

(a)                                  Upon the occurrence and during the continuance of any Event of Default, Lender, at its option, and without notice or demand of any kind (all of which are hereby expressly waived by Borrower), may do any one or more of the following:

(i)                                     Cease making additional advances under the Term Loan or otherwise extending credit to Borrower under this Agreement or any other document or agreement; or

(ii)                                  Accelerate and declare all or any part of the Obligations to be immediately due, payable and performable, notwithstanding any deferred or installment payments allowed by any instrument evidencing or relating to any Obligation; or

(b)                                 All attorneys’ fees, expenses, costs, liabilities and obligations incurred by Lender (including attorneys’ fees and expenses incurred in connection with bankruptcy) with respect to the foregoing shall be due from Borrower to Lender on demand; or

(c)                                  Exercise any other remedies available at law or equity

9.3                       Remedies Cumulative. In addition to the rights and remedies set forth in this Agreement, Lender shall have all the other rights and remedies accorded a creditor at law or in equity, and under any other instrument or agreement now or in the future entered into between Lender and Borrower, and all of such rights and remedies are cumulative and none is exclusive. Exercise or partial exercise by Lender of one or more of its rights or remedies shall not be deemed an election, nor bar Lender from subsequent exercise or partial exercise of any other rights or remedies. The failure or delay of Lender to exercise any rights or remedies shall not operate as a waiver thereof, but all rights and remedies shall continue in full force and effect until all of the Obligations (as defined in the Note) have been indefeasibly paid and performed.

10.                               FINANCIAL COVENANTS

10.1                Tangible Net Worth. Borrower will maintain a minimum Tangible Net Worth, calculated as of the end of each fiscal quarter of Borrower (i.e., the calendar quarters ending April 30, July 31, October 31, and January 31) of (i) at least Four Hundred Million Dollars ($400,000,000) for each calendar quarter ending on or before April 30, 2007, and (ii) for each calendar quarter ending on or after July 31, 2008, at least the sum of Four Hundred Million Dollars ($400,000,000) plus, to the extent greater than zero, fifty percent (50%) of any Net Income incurred in any prior calendar years (commencing with the calendar year ending April 30, 2007); provided, however, that the required Tangible Net Worth shall decrease by the amount of Net Profits used to repurchase stock of Borrower (but such decrease shall not be in excess of an aggregate amount of One Hundred Million Dollars ($100,000,000)).

10.2                Debt Service Coverage Ratio. Borrower will maintain a Debt Service Coverage Ratio of no less than 2.00 to 1.00 for each calendar quarter commencing with the calendar quarter ending on March 31, 2007. As used in this Section 10.2, “Debt Service Coverage Ratio” means the ratio of (a) EBITDA for the previous twelve (12) calendar months over (b) the sum of (i) Interest Expenses incurred over the previous twelve (12) calendar months, plus (ii) principal amounts payable hereunder and the current portion of any other long-term debt of Borrower due over the next twelve (12) calendar months (under GAAP).

11.                               GENERAL PROVISIONS

11.1                Application of Payments. All payments with respect to the Obligations shall be applied as provided in each [Note].

11.2                Charges to Accounts. Lender may, in its discretion, require that Borrower pay monetary Obligations in cash to Lender, or charge them to Borrower’s Loan Account, in which event they will bear interest from the date due to the date paid at the same rate applicable to the Loan.

11.3                Notices. All notices to be given under this Agreement shall be in writing and shall be given either personally or by reputable private delivery service or by regular first-class mail, facsimile or certified mail return receipt requested. All notices to Borrower shall be addressed to Borrower at the address shown in the heading to this Agreement, or at any other address designated in writing by Borrower to Lender. All notices to Lender shall be addressed to Lender at the address set forth in the introductory paragraph of this Agreement, to the attention of the Commercial Banking Division, Manager, Note Department, or at any other address designated in writing by Lender to Borrower. All notices shall be deemed to have been given upon delivery in the case of notices personally delivered, faxed (at time of confirmation of transmission), or at the expiration of one (1) Business Day following delivery to a private delivery service, or two (2) Business Days following the deposit thereof in the United States mail, with postage prepaid.

11.4                Severability. Should any provision of this Agreement be held by any court of competent jurisdiction to be void or unenforceable, such defect shall not affect the remainder of this Agreement, which shall continue in full force and effect.

11.5                Integration. This Agreement and such other written agreements, documents and instruments as may be executed in connection herewith are the final, entire and complete agreement between Borrower and Lender and supersede all prior and contemporaneous negotiations and oral representations and agreements, all of which are merged and integrated in this Agreement. There are no oral understandings, representations or agreements between the parties which are not set forth in this Agreement or in other written agreements signed by the parties in connection herewith.

11.6                Waivers. The failure of Lender at any time or times to require Borrower to strictly comply with any of the provisions of this Agreement or any other present or future agreement between Borrower and Lender shall not waive or diminish any right of Lender later to demand and receive strict compliance therewith. Any waiver of any Default shall not waive or affect any other Default, whether prior or subsequent, and whether or not similar. None of the provisions of this Agreement or any other agreement now or in the future executed by Borrower and delivered to Lender shall be deemed to have been waived by any act or knowledge of Lender or its agents or employees, but only by a specific written waiver signed by an authorized officer of Lender and delivered to Borrower. Borrower waives demand, protest, notice of protest and notice of default or dishonor, notice of payment and nonpayment, release, compromise, settlement, extension or renewal of any commercial paper, instrument, account, general intangible (as defined in the California Uniform Commercial Code), document or guaranty at any time held by Lender on which Borrower is or may in any way be liable, and notice of any action taken by Lender, unless expressly required by this Agreement.

11.7                No Liability for Ordinary Negligence. Neither Lender, nor any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing Lender shall be liable for any claims, demands, losses or damages, of any kind whatsoever, made, claimed, incurred or suffered by Borrower or any other party through the ordinary negligence of Lender, or any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing Lender, but nothing herein shall relieve Lender from liability for its own gross negligence or willful misconduct; provided, however, that this Section 11.7 shall not relieve Lender of any obligation of returning excess amounts that may have been negligently charged to Borrower under the Term Loan or the Mortgage Loan.

11.8                Amendment. The terms and provisions of this Agreement may not be waived or amended, except in a writing executed by Borrower and a duly authorized officer of Lender.

11.9                Time of Essence. Time is of the essence in the performance by either party of each and every of their obligations under this Agreement.

11.10         Attorneys’ Fees, Costs and Charges. Borrower shall reimburse Lender for all attorneys’ fees (including attorneys’ fees and expenses incurred pursuant to bankruptcy) and all filing, recording, search, title insurance, appraisal, audit, and other costs incurred by Lender, pursuant to, or in connection with, or relating to this Agreement (whether or not a lawsuit is filed), including, but not limited to, any attorneys’ fees and costs (including attorneys’ fees and expenses incurred pursuant to Borrower’s bankruptcy) Lender incurs in order to do the following: prepare and negotiate this Agreement and the documents relating to this Agreement, obtain legal advice in connection with this Agreement or Borrower; enforce, or seek to enforce, any of its rights; commence, intervene in, or defend any action or proceeding; initiate any complaint to be relieved of the automatic stay in bankruptcy; file or prosecute any probate claim, bankruptcy claim, third-party claim, or other claim; examine, audit, copy, and inspect or audit any of Borrower’s books and records; protect, obtain possession of, lease, dispose of, or otherwise enforce Lender’s security interest in the Property; and otherwise represent Lender in any litigation relating to Borrower. If either Lender or Borrower files any lawsuit against the other predicated on a breach of this Agreement, the prevailing party in such action shall be entitled to recover its costs and attorneys’ fees (including attorneys’ fees and expenses incurred pursuant to bankruptcy), including (but not limited to) attorneys’ fees and costs incurred in the enforcement of, execution upon or defense of any order, decree, award or judgment. Borrower shall also pay Lender’s standard charges for returned checks and for wire transfers, in effect from time to time. All attorney’s fees, costs and charges (including attorneys’ fees and expenses incurred pursuant to bankruptcy) and other fees, costs and charges to which Lender may be entitled pursuant to this Agreement may be charged by Lender to Borrower’s Loan Account and shall thereafter bear interest at the same rate as the Mortgage Loan.

11.11                          Benefit of Agreement. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs, beneficiaries and representatives of Borrower and Lender; provided, however, that Borrower may not assign or transfer any of its rights under this Agreement, except as permitted pursuant to the terms and conditions of the Deed of Trust, without the prior written consent of Lender, and any prohibited assignment shall be void. No consent by Lender to any assignment shall release Borrower from its liability for the Obligations. Lender may assign its rights and delegate its duties hereunder without the consent of Borrower. Lender reserves the right to syndicate all or a portion of the transaction created herein or sell, assign, transfer, negotiate, or grant participations in all or any part of, or any interest in Lender’s rights and benefits hereunder. In connection with any such syndication, assignment or participation, Lender may disclose all documents and information which Lender now or hereafter may have relating to Borrower or Borrower’s business. To the extent that Lender assigns its rights and obligations hereunder to a third Person, Lender thereafter shall be released from such assigned obligations to Borrower.

11.12                          Publicity. Lender is hereby authorized, at its expense and in its sole discretion, to issue appropriate press releases and to cause a tombstone to be published announcing the consummation of this transaction and the aggregate amount thereof.

11.13                          Governing Law; Jurisdiction; Venue. This Agreement and all acts and transactions hereunder and all rights and obligations of Lender and Borrower shall be governed by the internal laws of the State of California, without regard to its conflicts of law principles. As a material part of the consideration to Lender to enter into this Agreement, Borrower (a) agrees that all actions and proceedings relating directly or indirectly to this Agreement shall, at Lender’s option, be litigated in courts located within California, and that the exclusive venue therefor shall be in the City and County of San Francisco; (b) consents to the jurisdiction and venue of any such court and consents to service of process in any such action or proceeding by personal delivery or any other method permitted by law; and (c) waives any and all rights Borrower may have to object to the jurisdiction of any such court, or to transfer or change the venue of any such action or proceeding.

11.14                          Mutual Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER AND LENDER EACH HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO, THIS AGREEMENT OR ANY OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN LENDER AND BORROWER, OR ANY CONDUCT, ACTS OR OMISSIONS OF LENDER OR BORROWER OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR ANY OTHER PERSONS AFFILIATED WITH LENDER OR BORROWER, IN ALL OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE. NOTWITHSTANDING THE FOREGOING, ANY CONTROVERSY HEREUNDER SHALL BE GOVERNED BY THE TERMS AND CONDITIONS OF THAT

CERTAIN ALTERNATIVE DISPUTE RESOLUTION AGREEMENT, DATED AS OF THE DATE HEREOF, BY AND AMONG BORROWER AND LENDER.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the heading to this Agreement.

BORROWER:
OMNIVISION TECHNOLOGIES,INC.,
a Delaware corporation

	By:	/s/ James He
		Name:	James He
		Title:	COO

LENDER:

CITIBANK, N.A., a national banking association

By:	/s/ Ada Lei Man Wong
Name:	Ada Lei Man Wong
Title:	VICE PRESIDENT

EXHIBIT A

LOAN BORROWING CERTIFICATE

The undersigned hereby certifies as follows:

I, ____________________________, am the duly elected and acting ________________________ of OMNIVISION TECHNOLOGIES, INC (“Borrower”).

This Loan Borrowing Certificate is delivered pursuant to Section 3.1 f that certain Loan and Security Agreement (the “Loan Agreement”) dated as of March      , 2007 by and between Borrower and CITIBANK, N.A., a national banking association (“Lender”). The terms used in this Loan Borrowing Certificate which are defined in the Loan Agreement have the same meaning herein as ascribed to them therein.

Borrower hereby requests an additional Advance of the Term Loan as follows:

(a)       The date on which the Term Loan is to be made is_____________ 20 _____.

(b)       The amount of the Term Loan is to be ___________________ Dollars ($ ____________________).

All representations and warranties of Borrower set forth in the Loan Agreement are true, correct and complete in all material respects as of the date of this request for an advance of the Term Loan Loan; provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date. No Default or Event of Default exists

IN WITNESS WHEREOF, this Loan Borrowing Certificate is executed by the undersigned as of this             day of ____________________, 20______ .

By:
Name:
Title:

EXHIBIT B

Quarterly Covenant Compliance Certificate

Borrower: OMNIVISION TECHNOLOGIES, INC.,

As of:
Date

Financial Reporting to be delivered within 45 days of the end of each fiscal quarter of Borrower
(i.e., the calendar quarters ending April 30, July 31, October 31, and January 31):

1) Quarterly Form 10Q Report of Borrower (and its subsidiaries on a consolidated basis);

In Compliance
(Yes/No)

2)   Quarterly company-prepared consolidating balance sheet and consolidating income statement showing key entities of the Borrower (as a minimum, needs to show OmniVision International Holdings Ltd. and OmniVision Technologies (Hong Kong) Company Limited).

In Compliance
(Yes/No)

Financial Covenants: (Measured Quarterly—calculated as of the end of each fiscal quarter of Borrower
(i.e., the calendar quarters ending April 30, July 31, October 31, and January 31))

1)   Tangible Net Worth of (i) at least Four Hundred Million Dollars ($400,000,000) for each fiscal quarter ending on or before April 30, 2007, and (ii) for each fiscal quarter ending on or after July 31, 2008, at least the sum of Four Hundred Million Dollars ($400,000,000) plus, to the extent greater than zero, fifty percent (50%) of any Net Income incurred in any prior fiscal years (commencing with the fiscal year ending April 30, 2007); provided, however, that the required Tangible Net Worth shall decrease by the amount of Net Profits used to repurchase stock of

The undersigned certifies that the foregoing (including any attachments) is true, complete and correct, and that the information reflected in this Compliance certificate complies with the provisions set forth in the Loan and Security Agreement between Borrower and Citibank N.A., dated March      , 2007 (the “Loan Agreement”). The undersigned further certifies that, as of the date hereof, no Default or Event of Default (each as defined in the Loan Agreement) has occurred.

OMNIVISION TECHNOLOGIES, INC.,
a Delaware corporation

By:
Name:
Title:

Date:

EXHIBIT C

Annual Covenant Compliance Certificate

Borrower:                  OMNIVISION TECHNOLOGIES, INC.,

As of:

Date

Financial Reporting to be delivered within 90 days of the end of fiscal year end Borrower
(i.e., the fiscal year ending April 30):

1)	Annual Form 10K Report of Borrower (and its subsidiaries on a consolidated basis),

In Compliance
(Yes/No)
2) (Annual company-prepared consolidating balance sheet and consolidating income statement showing key entities of the Borrower (as a minimum, needs to show OmniVision International Holdings Ltd. and OmniVision
Technologies (Hong Kong) Company Limited

In Compliance
(Yes/No)

Financial Covenants: (Measured Quarterly—calculated as of the end of each fiscal quarter of Borrower
(i.e., the fiscal quarters ending April 30, July 31, October 31, and January 31))

1) Tangible Net Worth of (i) at least Four Hundred Million Dollars ($400,000,000) for each fiscal quarter ending on or before April 30, 2007, and (ii) for each fiscal quarter ending on or after July 31, 2008, at least the sum of Four Hundred Million Dollars ($400,000,000) plus, to the extent greater than zero, fifty percent (50%) of any Net Income incurred in any prior fiscal years (commencing with the fiscal year ending April 30, 2007); provided, however, that the required Tangible Net Worth shall decrease by the amount of Net Profits used to repurchase stock of Borrower (but such decrease shall not be in excess of an aggregate amount of One Hundred Million Dollars ($100,000,000)).

2) Minimum Debt Service Coverage Ratio of 2.0:1.0

The undersigned certifies that the foregoing (including any attachments) is true, complete and correct, and that the information reflected in this Compliance certificate complies with the provisions set forth in the Loan and Security Agreement between Borrower and Citibank N.A., dated March       , 2007 (the “Loan Agreement”). The undersigned further certifies that, as of the date hereof, no Default or Event of Default (each as defined in the Loan Agreement) has occurred.

OMNIVISION TECHNOLOGIES, INC.,
a Delaware corporation

By:
Name:
Title:

Date: